Expense Limitation Agreement

May 13, 2013

To:

Mutual Fund Series Trust

17605 Wright Street

Omaha, NE 68130

Dear Board Members:

You have engaged us to act as the sole investment adviser to the Catalyst Funds listed on Exhibit A (each a “Fund” and together the “Funds”) pursuant to a Management Agreement dated as of July 31, 2006 (the “Agreement”) as amended as of May 13, 2013.

Effective immediately, we hereby contractually agree to waive management fees and/or reimburse the Funds for expenses they incur, but only to the extent necessary to maintain each Fund’s total annual operating expenses (excluding brokerage costs; borrowing costs such as (a) interest and (b) dividends on securities sold short; taxes; underlying fund expenses; 12b-1 distribution plan expenses, and extraordinary expenses) at the percentage of average daily net assets and term as stated in Exhibit A for each Fund.

Any waiver or reimbursement by us is subject to repayment by the applicable Fund within the three fiscal years following the fiscal year in which the expenses occurred, if the Fund is able to make the repayment without exceeding its current expense limitations and the repayment is approved by the Board of Trustees.

Very truly yours, CATALYST CAPITAL ADVISORS LLC By: /s/Jerry Szilagyi Jerry Szilagyi, Managing Member

The foregoing Agreement is hereby accepted.

MUTUAL FUND SERIES TRUST By: /s/Jerry Szilagyi Name, title: Jerry Szilagyi, President

Exhibit A

(Amended May 13, 2013)

Fund	Percent of Net Assets	Term
Catalyst Value Fund	1.30	10/31/13
Catalyst Strategic Insider Fund	1.30	10/31/13
Catalyst Insider Buying Fund	1.30	10/31/14
Catalyst Insider Long-Short Fund	1.25	10/31/13
Catalyst Hedged Futures Fund	2.74	10/31/14
Catalyst Event Arbitrage Fund	1.50	3/31/14
Catalyst/SMH High Income Fund	1.20	10/31/13
Catalyst/SMH Total Return Income Fund	1.30	10/31/13
Catalyst/Groesbeck Growth of Income Fund	1.30	10/31/13
Catalyst/MAP Global Total Return Income Fund	1.30	10/31/13
Catalyst/MAP Global Capital Appreciation Fund	1.30	10/31/13
Catalyst/CP Core Equity Fund	1.10	10/31/13
Catalyst/CP World Equity Fund	1.10	10/31/13
Catalyst/CP Focus Large Cap Fund	1.10	10/31/13
Catalyst/CP Focus Mid Cap Fund	1.25	10/31/13
Catalyst/Lyons Tactical Allocation Fund	1.25	10/31/13
Catalyst/Lyons Hedged Premium Return Fund	1.25	10/31/13
Catalyst/Princeton Floating Rate Income Fund	1.20	12/31/13